Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
AMENDED ARTICLES OF INCORPORATION
OF
DOLPHIN DIGITAL MEDIA, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Corporation adopts the following amendments to its Amended Articles of Incorporation (these “Articles of Amendment”):

1.	The name of the corporation is Dolphin Digital Media, Inc. (the “Corporation”).

2.	These Articles of Amendment were adopted by the Board of Directors of the Corporation (the “Board of Directors”) on October 14, 2015.

3.
These Articles of Amendment were proposed by the Board of Directors and submitted to and approved by the Corporation’s shareholders on February 22, 2016.  The number of votes cast for the Articles of Amendment by the shareholders of the Corporation was sufficient for approval of the amendment.

4.	Article III of the Corporation’s Amended Articles of Incorporation is hereby amended to replace the following as Section A thereof:

Section A. AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred Ten Million (410,000,000) shares, of which Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.015 per share (“Common Stock”) and Ten Million (10,000,000) shares shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”).  The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.  Of the Preferred Stock, 1,042,753 have been designated Series A Convertible Preferred Stock, par value $0.001 per share, 4,000,000 have been designated Series B Convertible Preferred Stock, par value $0.10 per share, and 1,000,000 have been designated Series C Convertible Preferred Stock, par value $0.001 per share.

IN WITNESS WHEREOF, this Articles of Amendment to the Amended Articles of Incorporation of Dolphin Digital Media, Inc. has been executed by a duly authorized officer of this Corporation on this 22nd day of February, 2016.

By:	/s/ William O’Dowd
Name:	William O’Dowd
Title:	Chief Executive Officer